Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Amendment No. 7 to Registration Statement on Form F-1 (No. 333-168118) of our report dated February 28, 2011, except for Note 22 as to which the date is June 23, 2011 with respect to our audits of the consolidated financial statements of Seven Arts Pictures Plc, which appear in such Registration Statement and the related Prospectus of Seven Arts Pictures Plc for the registration of shares of its common stock.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ RBSM LLP

New York, NY
June 23, 2011